NTN Buzztime, Inc. Reports First Quarter 2017 Results

–Records GAAP Net loss of $90,000, a $1 million improvement compared to 2016 –

–Reports positive EBITDA for fourth consecutive quarter

– Completes financing initiatives, anticipates regaining NYSE MKT listing compliance –

– Launches Spaceteam multi-player game with close to 700,000 players in the first month –

CARLSBAD, Calif., May 3, 2017 — NTN Buzztime, Inc. (NYSE MKT: NTN) reported financial results for the first quarter ended March 31, 2017.

“We are very excited about 2017 as we leverage our unique technology, player base and enhanced guest experience to expand our customers, invest in our technology and grow our distribution channels,” said Ram Krishnan, NTN Buzztime CEO. “In March, we achieved a significant milestone winning the Buffalo Wild Wings award to deliver order and pay with EMV functionality where we beat the competition in a head-to-head trial. Also during the quarter, we launched Spaceteam throughout our entire network and it has exceeded expectations with strong engagement and group gaming. Our plan is to introduce the Buzztime Effect into adjacent vertical markets, which we expect will diversify our revenue streams over time. Combined with our successful equity financings to fund working capital and growth, we are executing our plan to generate long-term shareholder value.”

Operational Highlights

●	Expanded relationship with Buffalo Wild Wings to include menu, order & EMV functionality.

●	Launched Spaceteam, an award-winning multi-player game that creates social engagement between guests at the table, leveraging Buzztime’s unique form factor.

●	Closed financing, positioning the company to increase shareholder equity to a level that management believes will enable the company to regain NYSE MKT listing compliance.

Financial Results for the First Quarter Ended March 31, 2017

Total revenues were $5.2 million for the first quarter of 2017, compared to $5.5 million for the first quarter of 2016. The modest decline reflects lower site count, partially offset by increases in other revenues. Direct costs were $1.8 million, down from $2.0 million for the same period in 2016 due to the lower sales-type lease revenues as well as reduced depreciation expense, offset by increased repair expense. Gross margin increased to 65%, up from 63% in the prior year quarter. Selling, general and administrative expenses were $4.1 million, compared to $4.2 million for the same period in 2016. Net loss, which included non-recurring other income of $750,000, was $90,000, or $0.04 per share, compared to $1.0 million, which included other expense of $154,000, or $0.57 per share, for the first quarter of 2016. EBITDA was positive at $654,000, up from an EBITDA loss of $138,000 in the same period last year.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization and is not intended to represent a measure of performance in accordance with accounting principles generally accepted in the United States (GAAP). Although EBITDA is positive for the first quarter of 2017, EBITDA may not be positive in future quarters. A detailed description and reconciliation of EBITDA and management’s reasons for using this measure is set forth at the end of this press release.

Metric Review for the Quarter Ended March 31, 2017

The site count was 2,788 venues and, as expected, decreased compared to 2,814 as of December 31, 2016. Management anticipates the net site count will continue to fluctuate. As of March 31, 2017, BEOND platform installations increased to 2,057 locations, or 74% of the installed base, compared to 1,996 locations, or 71% of the installed base, as of December 31, 2016.

Liquidity

Cash and cash equivalents were $6.1 million at March 31, 2017, compared to $5.7 million at December 31, 2016, reflecting $1.6 million of net proceeds raised in an equity offering that closed in March 2017. Working capital, as of March 31, 2017 was $1.1 million compared to $4.0 million as of December 31, 2016.

Due to an equity raise of approximately $219,000, net of expenses, that closed in April, NTN Buzztime believes it will regain compliance with the NYSE MKT continued listing standard of $6 million in shareholders’ equity. However, NYSE Regulation will need to make such determination, which will then be disclosed publicly.

Conference Call

Management will review the results on a conference call with a live question and answer session today, May 3, 2017, at 4:30 p.m. ET. To access the call, please use passcode 10875098:

●	(877) 307-1373 for the live call and (855) 859-2056 for the replay, if calling from the United States or Canada; or

●	(678) 224-7873 for the live call and (404) 537-3406 for the replay, if calling internationally.

The call will also be accompanied live by webcast over the Internet and accessible at the company’s website at http://www.buzztime.com. The replay of the call will be available until May 10, 2017.

Forward-looking Statements

This release contains forward-looking statements which reflect management’s current views of future events and operations. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include statements about our growth plans, the expansion of our partnership with Buffalo Wild Wings, delivery of order and payment technology, diversification of revenue streams and the value of our product to our customers and their guests. Please see NTN Buzztime, Inc.’s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

About Buzztime

Buzztime (NYSE MKT: NTN) delivers interactive entertainment and innovative dining technology to bars and restaurants in North America. Venues license Buzztime’s customizable solution to differentiate themselves via competitive fun by offering guests trivia, card, sports and arcade games, nationwide competitions, personalized menus and self-service dining features. Buzztime’s platform improves operating efficiencies, creates connections among the players and venues, and amplifies guests’ positive experiences. Founded in 1984, Buzztime has accumulated over 9 million player registrations and over 136 million games were played in 2016 alone. For more information, please visit http://www.buzztime.com or follow us on Facebook or Twitter @buzztime.

IR AGENCY CONTACT:

Kirsten Chapman/Becky Herrick, LHA Investor Relations

buzztime@lhai.com

415-433-3777

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NTN BUZZTIME, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited)

(In thousands, except par value amount)

	March 31, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$6,113	$5,686
Accounts receivable, net	1,765	928
Site equipment to be installed	2,568	2,998
Prepaid expenses and other current assets	1,189	1,050
Total current assets	11,635	10,662

Fixed assets, net	2,910	3,101
Software development costs, net	1,065	970
Deferred costs	851	904
Goodwill	946	937
Intangible assets, net	17	29
Other assets	110	92

Total assets	$17,534	$16,695

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$513	$247
Accrued compensation	519	1,060
Accrued expenses	561	697
Sales taxes payable	101	142
Income taxes payable	(17)	4
Current portion of long-term debt	7,306	2,988
Current portion of obligations under capital leases	155	155
Current portion of deferred revenue	1,037	1,059
Other current liabilities	347	291
Total current liabilities	10,522	6,643

Long-term debt	446	5,123
Obligations under capital leases	220	259
Deferred revenue	179	219
Deferred rent	326	371
Other liabilities	13	12
Total liabilities	11,706	12,627

Commitments and contingencies

Shareholders’ equity:
Series A convertible preferred stock, $0.005 par value, $156 liquidation preference, 5,000 shares designated; 156 shares issued and outstanding at March 31, 2017 and December 31, 2016	1	1
Common stock, $0.005 par value, 168,000 shares authorized at March 31, 2017 and December 31, 2016; 2,484 and 2,261 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	12	11
Treasury stock, at cost, 10 shares at March 31, 2017 and December 31, 2016	(456)	(456)
Additional paid-in capital	134,149	132,315
Accumulated deficit	(128,116)	(128,026)
Accumulated other comprehensive income	238	223
Total shareholders’ equity	5,828	4,068

Total liabilities and shareholders’ equity	$17,534	$16,695

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(In thousands, except per share data)

	Three months ended March 31,
	2017	2016
Revenues
Subscription revenue	$4,226	$4,374
Sales-type lease revenue	185	396
Other revenue	820	712
Total revenues	5,231	5,482

Operating expenses:
Direct operating costs (includes depreciation and amortization)	1,843	2,036
Selling, general and administrative	4,134	4,200
Depreciation and amortization (excluding depreciation and amortization included in direct costs	88	114
Total operating expenses	6,065	6,350
Operating loss	(834)	(868)
Other income (expense), net	750	(154)
Loss before income taxes	(84)	(1,022)
Provision for income taxes	(6)	(19)
Net loss	$(90)	$(1,041)

Net loss per common share – basic and diluted	$(0.04)	$(0.57)

Weighted average shares outstanding – basic and diluted	2,255	1,839

Comprehensive loss:
Net loss	$(90)	$(1,041)
Foreign currency translations adjustment	15	113
Total comprehensive loss	$(75)	$(928)

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(In thousands)

	Three months ended March 31,
	2017	2016
Cash flows used in operating activities:
Net loss	$(90)	$(1,041)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	579	757
Provision for doubtful accounts	26	24
Excess and obsolete site equipment to be installed expense	-	25
Stock-based compensation	118	113
Amortization of debt issuance costs	12	10
Issuance of common stock in lieu of cash payment for bonus compensation	164	-
Loss from disposition of equipment	-	5
Changes in assets and liabilities:
Accounts receivable	(863)	126
Site equipment to be installed	208	(115)
Prepaid expenses and other liabilities	(148)	(76)
Accounts payable and accrued expenses	(450)	(209)
Income taxes payable	(22)	(1)
Deferred costs	53	29
Deferred revenue	(62)	(7)
Deferred rent	(45)	(40)
Other liabilities	55	(104)
Net cash used in operating activities	(466)	(504)

Cash flows used in investing activities:
Capital expenditures	(97)	(177)
Software development expenditures	(152)	(99)
Net cash used in investing activities	(249)	(276)

Cash flows provided by financing activities:
Net proceeds from issuance of common stock related to registered direct offering	1,554	-
Proceeds from long-term debt	-	2,114
Payment on long-term debt	(359)	(1,035)
Debit issuance costs of long-term deb	(22)	(5)
Principal payments on capital lease	(38)	(21)
Net cash provided by financing activities	1,135	1,053

Net increase in cash and cash equivalents	420	273
Effect of exchange rate on cash	7	53
Cash and cash equivalents at beginning of period	5,686	3,223
Cash and cash equivalents at end of period	6,113	3,549

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Non-GAAP Information

A schedule reconciling the Company’s consolidated net loss calculated in accordance with GAAP to EBITDA is included in the supplemental table below. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is not intended to represent a measure of performance in accordance with GAAP, nor should EBITDA be considered as an alternative to statements of cash flows as a measure of liquidity. EBITDA is included herein because the Company believes it is a measure of operating performance that financial analysts, lenders, investors and other interested parties find to be a useful tool for analyzing companies like Buzztime that carry significant levels of non-cash depreciation and amortization charges in comparison to their net income or loss calculation in accordance with GAAP.

The following table reconciles our net loss per GAAP (in thousands) to EBITDA:

	Three months ended March 31,
	2017	2016
Net loss per GAAP	$(90)	$(1,041)
Interest expense, net	159	127
Income tax provision	6	19
Depreciation and amortization	579	757
Total EBITDA	$654	$(138)

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